FORM 15

      [As adopted in Release No. 34-20784, March 22, 1984, 49 F.R. 12688.]

                                     FORM 15

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             Certification and Notice of termination of Registration
              Under Section 12(g) of the Securities Exchange Act of
     1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d)
                    of the Securities Exchange Act of 1934.

                        Commission File Number 000-31321

                           RightNow Technologies, Inc.
             (Exact name of registrant as specified in its charter)

                               77 Discovery Drive
                             Bozeman, Montana 59718
                                 (406) 522-4200
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, Par Value $.001 Per Share
               ---------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
           ----------------------------------------------------------
              (Titles of all other classes of securities for which
          a duty to file reports under Section 13(a) or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s)
          Relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [X]            Rule 12h-3(b)(1)(ii)  [ ]
          Rule 12g-4(a)(1)(ii)  [ ]            Rule 12h-3(b)(2)(i)   [ ]
          Rule 12g-4(a)(2)(i)   [ ]            Rule 12h-3(b)(2)(ii)  [ ]
          Rule 12g-4(a(2)(ii)   [ ]            Rule 15d-6            [ ]
          Rule 12h-3(b)(1)(i)   [ ]

       Approximate number of holders of record as of the certification or notice date: 106

Pursuant to the requirements of the Securities Exchange Act of 1934 RightNow Technologies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  March 6, 2001                    RIGHTNOW TECHNOLOGIES, INC.



                                        By: /s/ SUSAN J. CARSTENSEN
                                            ------------------------------------
                                        Name:  Susan J. Carstensen
                                        Title:  Chief Financial Officer